Filed Pursuant to Rule 424(b)(5)
Registration No. 333-195087

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 29, 2014)

2,100,000 Shares

Sterling Construction Company, Inc.

Common Stock

We are offering to sell 2,100,000 shares of our common stock. Our common stock is listed on The NASDAQ Global Select Market, or Nasdaq, under the symbol “STRL.” On April 30, 2014, the last reported sale price on Nasdaq was $7.68 per share.

Investing in our common stock involves risks, including those described or referenced under “Risk Factors ” on page S-5 of this prospectus supplement.

	Per Share	Total
Public offering price	$7.30	$15,330,000
Underwriting discounts	$0.40	$840,000
Offering proceeds, before expenses, to us	$6.90	$14,490,000

The underwriter expects to deliver the shares of common stock to investors on or about May 6, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

D.A. Davidson & Co.

The date of this prospectus supplement is April 30, 2014

Prospectus Supplement

SUMMARY	S-1

RISK FACTORS	S-5

CAUTIONARY COMMENT REGARDING FORWARD-LOOKING STATEMENTS	S-8

Prospectus

DESCRIPTION OF WARRANTS	10

DESCRIPTION OF UNITS	10

PLAN OF DISTRIBUTION	11

LEGAL MATTERS	11

EXPERTS	11

WHERE YOU CAN FIND MORE INFORMATION	11

INCORPORATION BY REFERENCE	12

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement, which describes the terms of this offering of shares of our common stock, supplements the accompanying prospectus, which provides more general information. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement contains information about the shares of our common stock offered in this offering and may add to, update or change the information in the accompanying prospectus. Before you invest in shares of our common stock, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents incorporated by reference into this prospectus supplement and referred to under the heading “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus filed with the Securities and Exchange Commission and used or referred to in an offering to you of these securities. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any related free writing prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

S-ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated herein or therein by reference. This summary does not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the risks discussed under “Risk Factors” and “Cautionary Comment Regarding Forward-Looking Statements” included elsewhere in this prospectus supplement and the consolidated financial statements and notes thereto and other information incorporated by reference herein. In this prospectus, all references to “Sterling,” “Sterling Construction,” “we,” “us,” “our” and the “Company” refer to Sterling Construction Company, Inc. and its subsidiaries, unless otherwise stated or indicated by the context.

Our Company

We are a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California, Hawaii and other states where there are construction opportunities. Our transportation infrastructure projects include highways, roads, bridges and light rail, and our water infrastructure projects include water, wastewater and storm drainage systems.

Recent Development

On April 29, 2014, we entered into an amendment to our credit facility to remove a requirement that we raise $20 million of new equity capital by September 30, 2014, provided that we raise $10 million of new equity capital by May 30, 2014. We will fully satisfy this requirement through our completion of this offering.

Preliminary Financial Information

The following financial results are preliminary estimates and have not been finalized. As a result, our actual results may differ materially from these estimates due to the completion of our financial accounting review procedures, final adjustments and other developments that may arise between now and the time the financial results for our first quarter of 2014 are finalized. Accordingly, you should not place undue reliance on these preliminary estimates. See “Cautionary Comment Regarding Forward-Looking Statements.”

We estimate that our total revenues for the quarter ended March 31, 2014 will be between $125 million and $135 million, as compared to total revenues of $111 million for the same period in 2013 and that our net operating income for the quarter ended March 31, 2014 will be between breakeven and $0.45 million, as compared to an $8 million net operating loss for the same period in 2013. In addition, we estimate that our net income per diluted share attributable to our common stockholders for the quarter ended March 31, 2014 will be approximately breakeven, as compared to a net loss per diluted share attributable to our common stockholders of $0.39 for the same period in 2013. We benefited from a one-time gain of $1 million related to a revaluation on a receivable that had been written down as uncollectable in the fourth quarter of 2013. As of March 31, 2014, we had $20.7 million of revolving borrowings outstanding under its credit facility and record backlog of nearly $800 million, up more than 15% from December 31, 2013.

Our Executive Offices

Our principal executive offices are located at 20810 Fernbush Lane, Houston, Texas 77073, and our telephone number at this address is (281) 821-9091. Our website is http://www.strlco.com. Information on, or accessible through, this website is not a part of, and is not incorporated into, this prospectus supplement.

The Offering

Issuer	Sterling Construction Company, Inc.

Common stock offered by us	2,100,000 shares.

Common stock to be outstanding after the offering	18,773,098 shares.(1)

Use of proceeds	We intend to use the net proceeds of approximately $14 million from the offering, after deducting underwriting discounts and estimated offering expenses, to repay indebtedness outstanding under our $40 million revolving credit facility, which we refer to as our credit facility, and for general corporate purposes.

Exchange listing	Our common stock is listed on the NASDAQ Global Select Market under the symbol “STRL.”

Risk factors	An investment in our common stock is subject to risks. Please refer to “Risk Factors,” and “Cautionary Comment Regarding Forward-Looking Statements,” together with all of the other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, before deciding to invest in shares of our common stock.

Transfer agent	American Stock Transfer & Trust Company.

(1)	The shares outstanding after this offering are based on 16,673,098 shares outstanding at April 29, 2014 and exclude up to 5,500 shares of common stock reserved for issuance upon the exercise of outstanding stock options at an exercise price per share of $3.10.

Summary Financial Information

Our summary historical consolidated financial information as of and for the periods ended December 31, 2013, 2012 and 2011 is derived from our audited historical consolidated financial statements prepared in accordance with generally accepted accounting principles (“GAAP”). “Other operating data” is not prepared in accordance with GAAP. This financial information should be read in conjunction with our historical consolidated financial statements and the notes to those statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated herein by reference.

	Year Ended December 31,
	2013	2012	2011

	(In thousands, except share and per share data)
Statement of Operations Data:
Revenues	$556,236	$630,507	$501,156
Cost of Revenues	(586,180)	(583,035)	(461,319)

Gross profit (loss)	(29,944)	47,472	39,387
General and administrative expenses	(40,951)	(35,187)	(24,785)
Direct costs of acquisitions	—	(202)	(456)
Provision for loss on lawsuit	—	(309)	(220)
Goodwill impairment	—	—	(67,000)
Other operating income, net	1,306	3,205	390

Operating income (loss)	(69,589)	14,979	(52,234)
Gain on sale of securities and other	522	1,797	94
Interest income	879	1,301	1,655
Interest expense	(616)	(944)	(1,231)

Income (loss) before taxes and earnings attributable to noncontrolling interests	(68,804)	17,133	(51,716)
Income tax (expense) benefit	(1,222)	579	17,012

Net income (loss)	(70,026)	17,712	(34,704)
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(3,903)	(18,009)	(1,196)

Net loss attributable to Sterling common stockholders	$(73,929)	$(297)	$(35,900)

Net loss per share attributable to Sterling common stockholders
Basic	$(4.91)	$(0.26)	$(2.24)
Diluted	$(4.91)	$(0.26)	$(2.24)
Weighted average number of common shares outstanding in computing per share amounts:
Basic	16,635,179	16,420,886	16,395,739
Diluted	16,635,179	16,420,886	16,395,739

Balance sheet data (end of period):
Cash and cash equivalents	$1,872	$3,142	$16,371
Short-term investments	–	49,211	44,855
Working capital	8,686	87,484	94,738
Total assets	273,018	331,510	303,831
Total long-term debt	8,331	24,201	263
Total current liabilities	105,799	77,274	69,285
Total Sterling common stockholders’ equity	128,893	210,148	213,311

Cash flow data from continuing operations:
Net cash provided by operating activities	$(21,562)	$24,789	$20,988
Net cash provided by (used in) investing activities	40,123	(51,532)	(42,706)
Net cash provided by (used in) financing activities	(19,831)	13,514	(11,352)

Other operating data:
Capital expenditures	$14,900	$37,359	$23,989
Backlog at end of period(1)	687,000	656,000	616,000

(1)	Backlog is the revenue we expect to earn in future periods on our construction projects. In prior periods we generally added the anticipated revenue value of each new project to our backlog when management reasonably determined that we would be awarded the contract and there were no known impediments to being awarded the contract. However, due to the operating environment of our California subsidiaries in which low bid awards are at times contested, management has revised the definition of backlog to exclude low bid awards not officially awarded. The new definition of backlog applies whenever backlog is mentioned throughout this document, and we have updated prior period backlog information to conform to our current definition. As the construction on our projects progresses, we increase or decrease backlog to take into account our estimates of the effects of changes in estimated quantities, changed conditions, change orders and other variations from initially anticipated contract revenues, including completion penalties and incentives.

RISK FACTORS

An investment in our common stock involves various risks. You should carefully consider the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, as well as other information we have provided in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, before reaching a decision regarding an investment in our common stock. The risks described below and cross-referenced in the documents above are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to Our Common Stock and This Offering

We must manage our liquidity carefully to fund our working capital.

The need for working capital for our business varies due to fluctuations in the following amounts, among other factors:

•	contract receivables and contract retentions;

•	costs and estimated earnings in excess of billings;

•	billings in excess of costs and estimated earnings;

•	the size and status of contract mobilization payments and progress billings; and

•	the amounts owed to suppliers and subcontractors.

We have limited cash on hand and the timing of payments on our contract receivables are difficult to predict. If the timing of payments on our receivables is delayed or the amount of such payments is less than expected, our liquidity and ability to fund working capital could be materially and adversely affected.

Our common stock has experienced, and may continue to experience, price volatility.

The market price of our common stock may decline from its current levels in response to various factors and events beyond our control, including the following:

•	operating results that vary from the expectations of securities analysts and investors;

•	changes in expectations regarding our future financial performance, including financial estimates by securities analysts and investors;

•	general conditions in our industry, including levels of government funding for infrastructure projects;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, financings or capital commitments;

•	changes in laws and regulations;

•	general economic and competitive conditions;

•	the limited trading volume of our common stock;

•	our issuance of a significant number of shares of our common stock, including upon exercise of employee stock options or warrants; and

•	the other risk factors described herein.

Limited trading volume of our common stock may contribute to its price volatility.

The average daily trading volume for our common stock as reported by the Nasdaq during the year ended December 31, 2013 was approximately 43,796 shares. Even if we achieve a wider dissemination by means of the shares offered pursuant to this prospectus supplement and the accompanying prospectus, we are uncertain as to whether a more active trading market in our common stock will develop. As a result, relatively small trades may have a significant impact on the price of our common stock.

Fluctuations in our revenues, operating results and backlog may lead to reduced prices for our common stock.

Because our operating results are primarily generated from a limited number of significant construction contracts, operating results in any given fiscal quarter can vary depending on the progress achieved and changes in the estimated profitability of those particular contracts being reported. Progress on contracts may also be delayed by unanticipated adverse weather conditions. Such delays, if they occur, may result in fluctuating quarterly operating results and reduced profitability, which may in turn lead to reduced prices for our common stock.

Various factors described in this prospectus supplement and the documents incorporated herein by reference have adversely affected the levels of transportation and water infrastructure capital expenditures in our markets, reducing bidding opportunities to replace backlog and increasing competition for new projects. Decreases in, or failure to attain anticipated levels of, revenues, operating results or backlog could adversely affect the market price of our common stock.

We currently do not intend to pay dividends on our common stock and, consequently, you will achieve a positive return on your investment in our common stock only if the market price of our common stock appreciates above the price that you pay for it.

We currently do not plan to declare dividends on shares of our common stock for the foreseeable future. Furthermore, the payment of dividends by us is restricted by our credit facility. See “Dividend Policy” for more information. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates and you are able to sell your shares at a profit.

Future sales or the possibility of future sales of our common stock in the public market could lower our stock price.

Our directors and executive officers will beneficially own approximately 1,444,809 shares of our common stock after completion of this offering. Subject to certain contractual restrictions on some of the shares, these stockholders will be free to sell those shares, subject to the limitations of Rule 144 or Rule 144(k) under the Securities Act of 1933, as amended, or the Securities Act, and, subject to certain exceptions, the 90-day lock-up agreements that these stockholders have entered into with the underwriter. Registration of these restricted shares of common stock would permit their sale into the public market immediately. We cannot predict when these stockholders may sell their shares or in what volumes. However, the market price of our common stock could decline significantly if these stockholders sell a large number of shares into the public market after this offering or if the market believes that these sales may occur.

We may also issue our common stock from time to time as consideration for future acquisitions and investments. In the event that any such acquisition or investment is significant, the number of shares of our common stock that we may issue could in turn be significant. In addition, we may also grant registration rights covering those shares in connection with any such acquisition and investment.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued in connection with an acquisition or compensation or incentive plan), or the perception that sales could occur, may adversely affect prevailing market prices for our common stock.

Delaware law and our charter documents may impede or discourage a takeover or change of control.

Certain provisions of our certificate of incorporation, as amended, our bylaws and the provisions of Delaware law, individually or collectively, may impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which could affect the market price of our common stock.

CAUTIONARY COMMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include statements that are, or may be considered to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are included throughout this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference and relate to matters such as our industry, business strategy, goals and expectations concerning our revenue, net operating income and net income per diluted share for the quarter ended March 31, 2014, and our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “budget,” “can,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases to identify forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference.

Forward-looking statements reflect our expectations as of the dates of the documents including such statements regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, that could result in our expectations not being realized or otherwise could materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, the following:

•	changes in general economic conditions, including recessions, reductions in federal, state and local government funding for infrastructure services and changes in those governments’ budgets, practices, laws and regulations;

•	delays or difficulties related to the completion of our projects, including additional costs, reductions in revenues or the payment of liquidated damages, or delays or difficulties related to obtaining required governmental permits and approvals;

•	actions of suppliers, subcontractors, design engineers, joint venture partners, customers, competitors, banks, surety companies and others which are beyond our control, including suppliers’, subcontractors’ and joint venture partners’ failure to perform;

•	factors that affect the accuracy of estimates inherent in our bidding for contracts, estimates of backlog, percentage-of-completion accounting policies, including onsite conditions that differ materially from those assumed in our original bids, contract modifications, mechanical problems with our machinery or equipment and effects of other risks discussed in this prospectus supplement and the accompanying prospectus;

•	design/build contracts which subject us to the risk of design errors and omissions;

•	cost escalations associated with our contracts, including changes in availability, proximity and cost of materials such as steel, cement, concrete, aggregates, oil, fuel and other construction materials, and cost escalations associated with subcontractors and labor;

•	our dependence on a limited number of significant customers;

•	adverse weather conditions; although we prepare our budgets and bid contracts based on historical rain and snowfall patterns, the incidence of rain, snow, hurricanes, etc., may differ materially from these expectations;

•	the presence of competitors with greater financial resources or lower margin requirements than ours, and the impact of competitive bidders on our ability to obtain new backlog at reasonable margins acceptable to us;

•	our degree of success in identifying, financing, completing and integrating acquisitions;

•	citations that may be issued by any governmental authority, including the Occupational Safety and Health Administration;

•	federal, state and local environmental laws and regulations, which can result in penalties and/or termination of contracts as well as civil and criminal liability;

•	adverse economic conditions in our markets; and

•	the other factors stated in or incorporated by reference as described under “Risk Factors” in this prospectus supplement and the accompanying prospectus.

In reading this prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference, you should consider these factors carefully in evaluating any forward-looking statements, and you are cautioned not to place undue reliance on any forward-looking statements. Although we believe that our plans, intentions and expectations reflected in, or suggested by, the forward-looking statements that we make in this prospectus supplement and the accompanying prospectus are reasonable, we can provide no assurance that they will be achieved.

The forward-looking statements included in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein are made only as of the dates hereof or thereof, and we undertake no obligation to update any information contained in this prospectus supplement or the accompanying prospectus or in the documents incorporated herein or therein by reference or to publicly release the results of any revisions to any forward-looking statements to reflect events or circumstances that occur, or that we become aware of after the date of this prospectus supplement, except as may be required by applicable securities laws.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of 2,100,000 shares of our common stock in this offering will be approximately $14 million, after deducting estimated underwriting discounts and estimated offering expenses.

We intend to use the net proceeds from this offering:

•	to repay indebtedness outstanding under our $40 million revolving credit facility; and

•	for general corporate purposes.

At March 31, 2014, we had $20.7 million of revolving borrowings outstanding under our credit agreement with Comerica Bank, as a lender and as agent for the lenders from time to time party thereto. As of April 29, 2014, borrowings under our credit agreement bore interest at a rate of 4.75%. The credit agreement was entered into on October 31, 2007 and, as amended, allows us to borrow up to $40 million subject to compliance with the requirements of the credit agreement. The amount of borrowings under our credit facility fluctuates from time to time. The actual amount of net proceeds from the offering used to repay our indebtedness under our credit facility will depend on the amount of borrowings under our credit facility outstanding at the time of the receipt of proceeds from the sale of shares of our common stock in this offering.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on The NASDAQ Global Select Market under the symbol “STRL.” The quarterly market high and low sales prices for our common stock for 2012, 2013 and 2014 are summarized below:

	Price per share
	High	Low
2014
Second Quarter (through April 29, 2014)	$8.63	$6.78
First Quarter	$11.63	$8.67
2013
Fourth Quarter	$12.17	$8.67
Third Quarter	$10.50	$9.13
Second Quarter	$10.97	$8.91
First Quarter	$11.78	$9.80
2012
Fourth Quarter	$10.00	$7.81
Third Quarter	$10.80	$9.64
Second Quarter	$10.22	$8.75
First Quarter	$12.30	$8.98

On April 29, 2014, the closing sale price of our common stock as reported on NASDAQ was $6.80 per share. As of February 28, 2014, there were approximately 1,012 holders of record of our common stock. The number of record holders does not include holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security position listing maintained by depositories.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings in our business, and we do not anticipate paying any cash dividends. Whether or not we declare any dividends will be at the discretion of our board of directors considering then-existing conditions, including the Company’s financial condition and results of operations, capital requirements, bonding prospects, contractual restrictions (including those under our credit facility), business prospects and other factors that our Board of Directors considers relevant.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of December 31, 2013:

•	on an actual basis;

•	on an as adjusted basis reflecting the application of the net proceeds from this offering and after deducting approximately $0.8 million for underwriting discounts payable by us and estimated offering expenses of approximately $0.5 million, as set forth under “Use of Proceeds.”

You should read the following table in conjunction with “Use of Proceeds” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this prospectus supplement.

	At December 31, 2013
	Actual	As Adjusted
	(Amounts in thousands, except share data)
Cash and cash equivalents	$1,872	$8,054

Debt and put liabilities:
Current maturities of long-term debt(1)	$ 134	$134
Long-term debt:
Revolving credit facility(2)	7,808	—
Mortgages	116	116
Notes Payable	407	407

Total long-term debt	8,331	523
Liabilities related to mandatorily redeemable member’s interest and undistributed earnings(3)	23,989	23,989

Total debt and put liabilities	32,454	24,646
Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value, 19,000,000 shares authorized; 16,657,754 shares issued and outstanding, actual; 18,757,754 shares issued and outstanding, as adjusted(4)	167	188
Additional paid-in capital	190,926	204,895
Retained deficit	(62,317)	(62,317)
Accumulated other comprehensive income	117	117

Total Sterling common stockholders’ equity	128,893	142,883

Total capitalization	$161,347	$167,529

(1)	The mortgage in the original principal amount of $1.1 million on land and facilities where our headquarters is located had a floating rate of interest at December 31, 2013 of 3.5% per annum, repayable over 15 years commencing in 2001. This mortgage is cross-collateralized with a prior mortgage on the land and equipment repair facilities, which were purchased in 1998, in the original amount of $500,000, repayable over 15 years with an interest rate of 9.3% per annum.

(2)	The revolving credit facility in place on December 31, 2013 provided for revolving loans up to a maximum of $40.0 million with a maturity date of September 30, 2016. The average interest rate on revolving debt outstanding during the year ended December 31, 2013 was approximately 3.75%. At March 31, 2014, we had $20.7 million of revolving borrowings outstanding under our credit agreement.

(3)	On December 30, 2013, the Company and Mr. Buenting revised the Second Amended and Restated Operating Agreement entered into on April 27, 2012 and their Management Agreement entered into on February 1, 2012. The Third Amended and Restated Operating Agreement and the amended Management Agreement eliminated the buy/sell option and instead included the obligation for the Company to purchase Mr. Buenting’s interest upon his death or permanent disability for $20 million or $18 million, respectively. In the event of Mr. Buenting’s death or permanent disability, his estate representative, trustee or designee will become the selling representative and sell his 50% interest to the Company. In order to fund the purchase of Mr. Buenting’s interest, the Company has purchased term life insurance with a payout of $20 million in the event of Mr. Buenting’s death. The Company will be the beneficiary and will also pay the premiums related to this life insurance contract. The life insurance proceeds of $20 million will be used as full payment for Mr. Buenting’s interest upon the occurrence of his death. In the event of Mr. Buenting’s permanent disability, the $18 million payment will be made by using the Company’s available cash on hand, and/or to the extent necessary, the Company’s line of credit. No other transfer of Mr. Buenting’s interest is permitted other than to the selling representative in the event of Mr. Buenting’s death or permanent disability. In the event that Mr. Buenting resigns or is terminated without cause (i.e., termination other than through permanent disability or death), RHB will be dissolved unless both members agree otherwise. The amended agreements were entered into in order to eliminate the earnings per share volatility caused by the buy/sell option. At December 31, 2013 there was also approximately $4.0 million in undistributed earnings owed to Mr. Buenting.

(4)	At December 31, 2013, we had 16,657,754 shares of common stock outstanding and 7,500 shares of common stock reserved for issuance upon the exercise of outstanding stock options at an exercise price per share of $3.10.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following general discussion summarizes certain U.S. federal income tax consequences relating to the purchase, ownership and disposition of shares of our common stock by a non-U.S. holder (as defined below). This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold shares of common stock as “capital assets” (generally, property held for investment). This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to a non-U.S. Holder if the holder is subject to special treatment under the U.S. federal income tax laws, including, without limitation, if the non-U.S. holder is:

•	a financial institution;

•	a tax-exempt entity;

•	a tax-qualified retirement plan;

•	a trader in securities that has elected the mark-to-market method of accounting for its securities;

•	a broker or dealer in securities or currencies;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	an insurance company;

•	a mutual fund;

•	a person holding shares of our common stock as part of a straddle, a hedge or a conversion transaction;

•	a U.S. expatriate, former U.S. citizen or long-term resident of the United States;

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes; or

•	a person who is an investor in a pass-through entity or subject to the alternative minimum tax.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” and Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different than those summarized below. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances (including the Medicare tax on certain net investment income, U.S. estate or gift, state, local or foreign tax considerations).

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of a share of our common stock and that is not, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any states thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships or other entities that are treated as partnerships for U.S. federal income tax purposes and their owners should consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock.

We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions. Prospective investors considering purchasing shares of our common stock are urged to consult their own tax advisors about the particular U.S. federal, U.S. estate or gift, state, local and foreign tax consequences of the purchase, ownership and disposition of shares of our common stock.

Dividends

We have not paid, and do not currently expect to pay, any dividends on our common stock. See “Dividend Policy.”

If we make cash distributions with respect to shares of our common stock, the distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will constitute a non-taxable return of capital to the extent of the non-U.S. holder’s adjusted tax basis in the shares of our common stock. Any remaining excess will be treated as capital gain from the sale or exchange of the shares of our common stock and will be treated as described under “—Sale, Exchange or Other Disposition of Shares of Our Common Stock” below.

Generally, any dividends paid to a non-U.S. holder with respect to the shares of our common stock will be subject to U.S. withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to timely provide a properly executed IRS Form W-8BEN (or other applicable form) certifying the non-U.S. holder’s entitlement to benefits under a treaty.

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, dividends paid to the non-U.S. holder that are effectively connected with the non-U.S. holder’s United States trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally are exempt from the U.S. withholding tax described above and instead are subject to U.S. federal income tax on a net income basis at the applicable graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. A non-U.S. holder will be required to provide a properly executed IRS Form W-8ECI (or other applicable form) certifying eligibility for the exemption in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation, as adjusted for certain items, may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable income tax treaty is required to satisfy applicable periodic certification and other requirements. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, who then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition of Shares of Our Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income on gain realized upon the sale, exchange, or other taxable disposition of the non-U.S. holder’s shares of our common stock, unless:

•	the gain is effectively connected with the conduct of a trade or business carried on by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period the non-U.S. holder held the shares of our common stock.

A non-U.S. holder who has gain that is described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the disposition under regular graduated U.S. federal income tax rates, and if the non-U.S. holder is a corporation, it may be subject to the branch profits tax equal to 30% of its effective connected earnings and profits as adjusted for certain items or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point immediately above will generally be subject to a flat 30% tax (or such lower rate as may be specified by an applicable treaty) on the gain derived from the sale, exchange or other taxable disposition, which may be offset by U.S.-source capital losses, even though the individual is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to the losses.

With respect to the third bullet point above, generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we have not been within the past five years and are not currently, and we do not anticipate becoming in the future, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests, there can be no assurance that we will not become a USRPHC in the future. So long as our common stock is regularly traded on an established securities market at any time during the calendar year, a non-U.S. holder would not recognize taxable gain on a sale of our common stock under the third bullet point above unless the non-U.S. holder actually or constructively owned more than 5% of our common stock at any time during the applicable period.

If we are determined to be a USRPHC and the foregoing exception does not apply, among other things, a purchaser may be required to withhold 10% of the proceeds payable to a non-U.S. holder from a disposition of shares of our common stock, and the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated United States federal income tax rates applicable to United States persons.

Non-U.S. holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of shares of our common stock.

Information Reporting and Backup Withholding

Generally, we must report annually o the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the amount of tax, if any, withheld with respect to the dividend payments. Copies of the information returns reporting the dividend payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of dividends that we make to that holder provided that we do not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code and the holder provides its name and address on an IRS Form W-8BEN (or other applicable form) and certifies, under penalty of perjury, that it is a non-U.S. holder, or the holder otherwise establishes an exemption.

In addition, no information reporting or backup withholding will be required with respect to the proceeds of a sale of shares of our common stock made within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the certification described above and does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code, or the owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Legislation Involving Payments to Certain Foreign Entities

Recently enacted legislation and administrative guidance will require withholding at a rate of 30% on dividends paid on or after July 1, 2014 and gross proceeds from the sale of shares of our common stock paid on or after January 1, 2017 to certain foreign financial institutions (including investment funds), unless the institution enters into an agreement with the Secretary of the Treasury to, among other things, report, on an annual basis, information with respect to accounts with or shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, and to withhold on payments made to certain account holders. Accordingly, the entity through which shares of our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, shares of our common stock held by an investor that is a non-financial foreign entity will be subject to withholding at a rate of 30% if the entity or another non-financial foreign entity is the beneficial owner of the payment, unless, among other things, the beneficial owner or the payee either (i) certifies to us that it does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Non-U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in shares of our common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, D.A. Davidson & Co. has agreed to purchase, and we have agreed to sell to such underwriter, 2,100,000 shares of common stock.

The underwriting agreement provides that the obligation of the underwriter to purchase the shares of common stock offered by this prospectus supplement is subject to the satisfaction of the conditions contained in the underwriting agreement. The underwriter must purchase all of the shares of common stock offered hereby if any of the shares are purchased.

The underwriter has advised us that it proposes to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the The Nasdaq Global Select Market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal. Our common stock is offered subject to receipt and acceptance thereof by the underwriter and to the other conditions set forth in the underwriting agreement, including the right to reject orders in whole or in part. We and the underwriter determined the offering price of our common stock through negotiation. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell our shares following this offering.

Underwriting Discount and Offering Expenses

The underwriter is purchasing the shares of common stock from us at $6.90 per share (representing approximately $14.5 million aggregate gross proceeds to us, before we deduct expenses). We estimate that the expenses of this offering payable by us, exclusive of the underwriting discount, will be approximately $0.5 million.

Lock-Up Agreements

We and our executive officers and directors have agreed with the underwriter that, during the period ending 90 days after the date of this prospectus supplement, which we refer to as the restricted period, none of us will, without the prior consent of the underwriter, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged or exercised for any such shares of common stock, or enter into any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of our common stock. The restricted period is subject to a limited extension if shares of our common stock are not “actively traded securities,” as defined in Rule 101(c)(1) of Regulation M under the Exchange Act.

The foregoing restrictions do not apply to:

•	the sale by us of shares of common stock to the underwriter;

•	the issuance by us of shares of common stock pursuant to, or the grant of options under, our existing stock option plan or outstanding warrants;

•	the sale of shares of common stock pursuant to existing Rule 10b5-1 trading plans implemented by certain of our executive officers;

•	the sale of shares of common stock acquired in the public market after the closing of this offering; or

•	transfers of shares of common stock or securities convertible into or exercisable or exchangeable for common stock by any of the persons subject to a lock-up agreement (a) as bona fide gift or gifts, (b) by will or intestacy or (c) to any affiliate or member of such person’s immediate family or a trust created for the direct or indirect benefit of such person or the immediate family thereof; provided that, in any such case the transferee or transferees shall execute and deliver to the underwriter, before such transfer, an agreement to be bound by the restrictions on transfer described above.

In addition, during the restricted period, subject to certain exceptions, we have also agreed not to file any registration statement for the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of the underwriter.

Indemnification

We will indemnify the underwriter against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the underwriter may be required to make in respect of those liabilities.

Other Relationships

The underwriter and its affiliates have provided and may in the future provide various investment banking and other financial advisory services for us and our affiliates, for which services they may in the future receive customary fees. The underwriter has advised us that, except as specifically contemplated in the underwriting agreement, it owes no fiduciary or other duties to us in connection with this offering, and it has agreements and relationships with, and owes duties to, third parties, including potential purchasers of the securities in this offering, that may create actual, potential or apparent conflicts of interest between the underwriter and us.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Certain legal matters related to this offering will be passed upon for the underwriter by Stoel Rives LLP, Seattle, Washington.

EXPERTS

The consolidated financial statements of Sterling Construction Company, Inc. for the year ended December 31, 2013 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement to register the common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, which forms part of the registration statement, do not contain all of the information included in the registration statement. For further information about us and the common stock offered in this prospectus supplement, you should refer to the registration statement and its exhibits. You may read and copy the registration statement and any other document that we file with the SEC at the SEC’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains registration statements, reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of the web site is www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying prospectus by referring you to those documents. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Information that we file with the SEC after the date of this prospectus supplement and until the termination of this offering and that is incorporated by reference in this prospectus supplement, will automatically update information contained in this prospectus supplement, the accompanying prospectus and in the other documents previously filed with the SEC, and may replace or supersede information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

We incorporated the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 on any Current Report on Form 8-K) after the date of this prospectus supplement and until the termination of this offering. These documents contain important information about us, our financial condition and our results of operations.

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Current Reports on Form 8-K, as filed with the SEC on January 27, 2014 and April 30, 2014; and

•	The description of our common stock contained in our registration statement on Form 8-A, filed on January 11, 2006, including any amendment or report updating the description.

Any statements made in a document incorporated by reference in this prospectus supplement are deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement in this prospectus supplement or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made or incorporated by reference in this prospectus supplement or the accompanying prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus supplement, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

The information relating to us contained in this prospectus supplement and the accompanying prospectus should be read together with the information in the documents incorporated by reference herein and therein. In addition, certain information, including financial information, contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein should be read in conjunction with documents we have filed with the SEC.

You may obtain copies of any documents incorporated by reference in this prospectus supplement and other documents we have filed with the SEC through the SEC’s website at the address provided above. You also may request, without charge, a copy of any incorporated document (excluding exhibits, unless we have specifically incorporated an exhibit in an incorporated document) by writing or telephoning us at our principal executive offices at the following address:

Sterling Construction Company, Inc.

Attention: Controller

20810 Fernbush Lane

Houston, Texas 77073

(281) 821-9091

PROSPECTUS

$80,000,000

Sterling Construction Company, Inc.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Units

We may from time to time offer our common stock, preferred stock (which we may issue in one or more series), depositary shares, debt securities (which we may issue in one or more issuances), warrants entitling the holders to purchase one or more classes or series of these securities or units consisting of two or more of these issuances, classes or series of securities. We will determine when we sell securities, the amounts and types of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters or agents or directly to purchasers.

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we offer in the future. We may describe the terms of those securities in a term sheet which will precede the prospectus supplement.

In each prospectus supplement we will include the following information:

•	the names of the underwriters or agents, if any, through which we will sell the securities;

•	the proposed amounts of securities, if any, which the underwriters will purchase;

•	the compensation, if any, of those underwriters or agents;

•	the major risk factors associated with the securities offered;

•	the initial public offering price of the securities, if there is one;

•	information about securities exchanges or automated quotation systems on which the securities will be listed or traded; and

•	any other material information about the offering and sale of the securities.

Our common stock is listed for trading on the Nasdaq Global Select Market under the symbol “STRL.”

Investing in our securities involves risks. Please read “Risk Factors” beginning on page 3 of this prospectus.

You should carefully read this prospectus, any applicable prospectus supplement and the information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before you invest in any of these securities. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities we may be offering or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 29, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may sell any of, or any combination of, the securities described in this prospectus from time to time in one or more offerings for a total offering price that will not exceed $80,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will file with the SEC a prospectus supplement that describes the specific securities that are being offered and the terms on which they are being offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and that in any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Nobody has been authorized to give any information or to make any representations, other than those contained or incorporated in this prospectus or the applicable prospectus supplement. If given or made, that information or those representations may not be relied upon as having been authorized by us. This prospectus does not constitute an offer to, or a solicitation of, any person in any jurisdiction in which such an offer or solicitation would be unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into it include statements that are, or may be considered to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are included throughout this prospectus and in the documents incorporated by reference into this prospectus and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases to identify forward-looking statements in this prospectus.

Forward-looking statements reflect our current expectations as of the date of this prospectus, or the dates of documents incorporated by reference into this prospectus, regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, that could result in our expectations not being realized or otherwise could materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, the following:

•	changes in general economic conditions, including recessions, reductions in federal, state and local government funding for infrastructure services and changes in those governments’ budgets, practices, laws and regulations;

•	delays or difficulties related to the completion of our projects, including additional costs, reductions in revenues or the payment of liquidated damages, or delays or difficulties related to obtaining required governmental permits and approvals;

•	actions of suppliers, subcontractors, design engineers, joint venture partners, customers, competitors, banks, surety companies and others which are beyond our control, including suppliers’, subcontractors’, and joint venture partners’ failure to perform;

•	things that affect the accuracy of estimates inherent in our percentage-of-completion accounting policies, including onsite conditions that differ materially from those assumed in our original bids, contract modifications, mechanical problems with our machinery or equipment and effects of other risks discussed in this document;

•	design/build contracts, which subject us to the risk of design errors and omissions;

•	cost escalations associated with our contracts, including changes in availability, proximity and cost of materials such as steel, cement, concrete, aggregates, oil, fuel and other construction materials, and cost escalations associated with subcontractors and labor;

•	our dependence on a limited number of significant customers;

•	adverse weather conditions; although we prepare our budgets and bid contracts based on historical rain and snowfall patterns, the incidence of rain, snow, hurricanes, etc., may differ materially from these expectations;

•	the presence of competitors with greater financial resources or lower margin requirements than ours, and the impact of competitive bidders on our ability to obtain new backlog at reasonable margins acceptable to us;

•	our ability to successfully identify, finance, complete and integrate acquisitions;

•	citations issued by governmental authorities, including the Occupational Safety and Health Administration;

•	federal, state and local environmental laws and regulations under which non-compliance can result in penalties and/or termination of contracts as well as civil and criminal liability;

•	adverse economic conditions in our markets; and

•	the other factors discussed in more detail in the documents referred to in the section captioned “Risk Factors.”

In reading this prospectus and the documents incorporated into this prospectus by reference, you should consider these factors carefully in evaluating any forward-looking statements and you are cautioned not to place undue reliance on any forward-looking statements. Although we believe that our plans, intentions and expectations reflected in, or suggested by, the forward-looking statements that we make in this prospectus or the documents incorporated by reference into it are reasonable, we can provide no assurance that they will be achieved.

STERLING CONSTRUCTION COMPANY, INC.

As used in this prospectus, all references to “Sterling,” “Sterling Construction,” “SCC,” “we,” “us” and “our” refer to Sterling Construction Company, Inc. and its subsidiaries, unless otherwise stated or indicated by context.

We are a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California, Hawaii and other states where there are construction opportunities. Our transportation infrastructure projects include highways, roads, bridges and light rail and our water infrastructure projects include water, wastewater and storm drainage systems. Sterling provides general contracting services primarily to public sector clients, including excavating, concrete and asphalt paving, installation of large-diameter water and wastewater distribution systems, construction of bridges and similar large structures, construction of light rail infrastructure, concrete batch plant operations, concrete crushing and aggregates. Sterling performs the majority of the work required by its contracts with its own crews and equipment.

We are a Delaware corporation. Our principal executive offices are located at 20810 Fernbush Lane, Houston, Texas 77073, and our telephone number at this address is (281) 821–9091. Our website is www.sterlingconstructionco.com . Information on, or accessible through, this website is not a part of, and is not incorporated into, this prospectus.

RISK FACTORS

An investment in our securities involves various risks. Before making an investment in our securities, you should carefully consider the risks outlined in “Item 1A.—Risk Factors” of our most recent Annual Report on Form 10-K, as well as the information contained in this prospectus and in the prospectus supplements relating to particular offers of securities. Any of those risk factors could significantly and adversely affect our business, prospects, financial condition and results of operations, and the trading price of our securities. Although we describe, and will describe, what we believe to be the principal risks related to our Company and the securities we offer, we can also be affected by risks we do not anticipate or do not think will have a material effect upon us.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges on a consolidated basis for the periods shown. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

	Years Ended December 31
	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges (1)(2)	46.0x	19.6x	—	16.4x	—

(1)	For purposes of determining the ratio of earnings to fixed charges, “earnings” are defined as net income before noncontrolling owners’ interests and fixed charges less capitalized interest. “Fixed charges” consist of interest (whether expensed or capitalized) and related amortization of capitalized interest and interest included in rent.

(2)	For the years ended December 31, 2011 and December 31, 2013, we had earnings to fixed charges deficiencies of $34.7 million and $70.0 million respectively.

USE OF PROCEEDS

When we offer particular securities, we will describe in the Prospectus Supplement relating to the securities how we intend to use the proceeds of the sale of those securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 19,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors. On March 13, 2014, our board of directors adopted, subject to the approval of the stockholders, an amendment to our certificate of incorporation to increase the number of shares of common stock that we are authorized to issue from 19,000,000 shares to 28,000,000 shares. Approval of the amendment requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock. If the amendment is approved by the stockholders at the annual meeting of stockholders on May 9, 2014, it will become effective when it is filed with the Secretary of State of the State of Delaware, which the company intends to do promptly after the annual meeting. At March 23, 2014, there were 16,677,094 shares of common stock and no shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any preferred stock we may issue, our common stockholders are entitled to participate equally and ratably in (i) any dividends that may be declared by our board of directors and (ii) our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of holders of any preferred stock that we may issue and is then outstanding. Holders of our common stock do not have preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred Stock

Our board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock by adopting resolutions that establish the number of shares being authorized and describing the designations, powers, preferences and rights, qualifications, limitations or restrictions on shares of that preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences.

The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control without further action by holders of the preferred stock.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Provisions of Our Certificate of Incorporation and Bylaws

Under the Delaware General Corporation Law, or DGCL, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our certificate of incorporation and amended and restated bylaws grant our board the power to adopt, amend and repeal our bylaws by the affirmative vote of a majority of the directors constituting the entire board. Our stockholders may adopt, amend or repeal our bylaws, with the approval of holders of a majority in voting power of all outstanding voting stock.

Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board, and could make it more difficult for someone who wants to take control of us to do so.

On November 8, 2013, our board of directors adopted, subject to the approval of the stockholders, an amendment to our certificate of incorporation to phase out the classes of the board over a three-year period beginning with the 2015 annual meeting of stockholders. Approval of the amendment requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock. If the amendment is approved by the stockholders at the annual meeting on May 9, 2014, it will become effective when it is filed with the Secretary of State of the State of Delaware, which the company intends to do promptly after the annual meeting.

When there is a classified board of directors, the DGCL provides that stockholders may remove directors only for cause, unless a company’s certificate of incorporation otherwise provides. Our certificate of incorporation and amended and restated bylaws do not permit the removal of directors other than for cause. This requirement may deter third parties from making a tender offer or acquiring our common stock through open market purchases in order to obtain control of us because they could not use their acquired voting power to remove existing directors.

Our certificate of incorporation and amended and restated bylaws provide that special meetings of our stockholders may be called only by our board of directors. Stockholders are not able to call special meetings. The inability of our stockholders to call special meetings may delay proxy contests until our annual stockholders meeting, which might impact a person’s decision to purchase our voting securities in an attempt to cause a change in control of us.

Our certificate of incorporation and amended and restated bylaws provide that stockholders may take action only at an annual or special meeting of the stockholders. Stockholders may not act by written consent. The inability of our stockholders to act by written consent could lengthen the amount of time required for our stock holders to take actions, which could discourage, delay or prevent a potential effort to take control of us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary receipts representing interests, which are called depository shares, in shares of our common stock or of particular series of preferred stock. If we did that, we would deposit the common or preferred stock which is the subject of depositary shares with a depositary, which would hold that common or preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares would be entitled to all the rights and preferences of the common or preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that common or preferred stock.

While the deposit agreement relating to common stock or a particular series of preferred stock may have provisions applicable solely to common stock or that series of preferred stock, all deposit agreements relating to common or preferred stock we issue would include the following provisions:

Dividends and Other Distributions.  Each time we pay a cash dividend or make any other type of cash distribution with regard to the common stock or to the preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that common stock or to that series of preferred stock, an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

Withdrawal of Common or Preferred Stock.  A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of shares of the applicable common stock or series of preferred stock, and any money or other property, to which the depositary shares relate.

Redemption of Depositary Shares.  Whenever we redeem shares of a series of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares relating, in total, to the number of shares of that series held by the depositary which we redeem, subject to the depositary’s receiving the redemption price of those shares. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

Voting.  Any time we send a notice of meeting or other materials relating to a meeting to the holders of common stock or a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the common or preferred stock to which the depositary shares relate in accordance with those instructions.

Liquidating Distributions.  Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares of common stock or of the series of preferred stock which is represented by the depositary share.

Conversion.  If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares with appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares of the series of preferred stock to which the depositary shares relate could at the time be converted.

Amendment and Termination of a Deposit Agreement.  We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of common stock or the series of preferred stock to which they relate, will have to be approved by holders of at least two-thirds of the applicable depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the common or preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the shares of common or preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

•	all outstanding depositary shares to which it relates have been withdrawn, redeemed or converted, or

•	the depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

Miscellaneous.  There will be provisions (i) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the common or preferred stock to which the depositary shares relate, (ii) regarding compensation of the depositary, (iii) regarding resignation of the depositary, (iv) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct) and (v) indemnifying the depositary against certain possible liabilities.

DESCRIPTION OF DEBT SECURITIES

We do not currently have any outstanding debt securities and, therefore, we are not a party to an indenture governing debt securities we have issued or may issue. Any debt securities that we offer in the future using this prospectus will be issued in accordance with an indenture, and possibly one or more supplements to an indenture, meeting the requirements of the Trust Indenture Act of 1939, as amended.

As used in this description, the words “Sterling,” “we,” “us” and “our” refer to Sterling Construction Company, Inc., and not to any of its subsidiaries or affiliates.

General

The debt securities will be direct, unsecured obligations of our company and may be either senior debt securities or subordinated debt securities. We may issue debt securities in one or more issuances or series. An indenture, or a supplemental indenture, will set forth specific terms of each issue or series of debt securities. There will be prospectus supplements relating to particular issues or series of debt securities. Each prospectus supplement will describe:

•	the title of the debt securities and whether the debt securities are senior or subordinated debt securities;

•	the total principal amount of the debt securities we are offering by that prospectus supplement;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or contingent interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date;

•	the currency in which principal and interest, and any premium, will be payable;

•	the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange;

•	any provisions regarding our right to prepay debt securities or of holders to require us to prepay debt securities;

•	the right, if any, of holders of the debt securities to convert them into common stock or other securities, including any contingent conversion provisions;

•	any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities;

•	the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	any special or modified events of default or covenants with respect to the debt securities; and

•	any other material terms of the debt securities.

If payments with regard to any debt securities are or may be payable in a currency other than U.S. dollars, we will describe in the prospectus supplement by which we offer the debt securities any restrictions on currency conversions and any material tax or other considerations relating to the fact that payments will or may not be made in U.S. dollars.

We may issue debt securities at a discount from, or at a premium to, their stated principal amount. A prospectus supplement may describe federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount or a premium.

Form of Debt Securities

We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons.

We may issue debt securities of an issue or a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that issue or series. We may deposit the global certificates with depositaries, and the global certificates may be subject to restrictions upon transfer and may or may not permit exchange for debt securities in individually certificated form.

Events of Default and Remedies

An event of default with respect to each issue or series of debt securities will include:

•	our default in payment of the principal of or premium, if any, on any debt securities of the issue or series beyond any applicable grace period;

•	our default for 30 days, or a different period specified in the indenture or a supplemental indenture, which may be no period, in payment of any installment of interest due with regard to debt securities of the issue or series;

•	our default for 90 days after notice, or a different period specified in the indenture or a supplemental indenture, which may be no period, in the observance or performance of any covenant set forth in the indenture;

•	certain events involving our bankruptcy, insolvency or reorganization.

Indentures or supplemental indentures relating to particular issues or series of debt securities may include other events of default.

An indenture or supplemental indenture may provide that the trustee may withhold notice to the holders of any issue or series of debt securities of any default (except a default in payment of principal, premium, if any, or interest, if any) if the trustee considers it in the interest of the holders to do so.

If an event of default for any issue or series of debt securities occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of the issue or series may have the right to declare the entire principal of all of the debt securities of that issue or series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a specified percentage of the aggregate principal amount of the debt securities of that issue or series may be able to void the declaration.

Other than its duties in case of a default, a trustee will not obligated to exercise any of its rights or powers under any indenture or supplemental indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount outstanding of an issue or series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

A prospectus supplement will describe any additional or different events of default which apply to any issue or series of debt securities and any additional or different rights of security holders if there is an event of default.

Modification of an Indenture

We and the trustee under an indenture may:

•	without the consent of holders of debt securities, modify the indenture to cure errors, clarify ambiguities or make changes to any provision of an indenture that does not adversely affect the rights or interests of debt securities issued under that indenture;

•	with the consent of the holders of not less than a majority in principal amount of the debt securities which are outstanding under an indenture, modify that indenture or the rights of the holders of the debt securities generally; and

•	with the consent of the holders of not less than a majority in outstanding principal amount of any issue or series of debt securities, modify any supplemental indenture relating solely to that issue or series of debt securities or the rights of the holders of that issue or series of debt securities.

However, we may not:

•	extend the fixed maturity of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities, change the currency in which any debt securities are payable or waive a redemption payment with respect to any debt security, without the consent of each holder of debt securities who will be affected, provided that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities; or

•	reduce the percentage of holders of debt securities required to consent to an amendment, supplement or waiver, without the consent of the holders of all the then outstanding debt securities or outstanding debt securities of a series, which will be affected.

Governing Law

Each of our indentures, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of New York State.

Information Concerning the Trustee

A banking or financial institution that meets the qualification requirements of the Trust Indenture Act of 1939, as amended, will be the trustee under each indenture. Successor trustees may be appointed in accordance with the terms of the indentures.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock, preferred stock, debt securities or units. Each issue of warrants will be the subject of a warrant agreement which will contain the terms of the warrants. We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe, as to the warrants to which it relates:

•	the securities which may be purchased by exercising the warrants (which may be common stock, preferred stock, depositary shares, debt securities or units consisting of two or more of those types of securities);

•	the exercise price of the warrants (which may be wholly or partly payable in cash or wholly or partly payable with other types of consideration);

•	the period during which the warrants may be exercised;

•	any provision adjusting the securities which may be purchased on exercise of the warrants and the exercise price of the warrants in order to prevent dilution or otherwise;

•	the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

•	any other material terms of the warrants.

As of December 31, 2013, we had no outstanding warrants.

DESCRIPTION OF UNITS

We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, each prospectus supplement relating to units will :

•	state how long, if at all, the securities that are components of the units must be traded in units, and when they can be traded separately;

•	state whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	describe how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters, agents or dealers, or directly to one or more purchasers without using underwriters or agents. We will name any underwriter or agent involved in offering or selling our securities, and describe any commissions that we will pay to the underwriter or agent, in the applicable prospectus supplement.

If underwriters are used in a sale, the securities will be acquired by the underwriters for their own account. If we use an agent, the agent will usually commit to use its best efforts to help us find purchasers of the securities we are offering. An agent who does that may be deemed to be an “underwriter” for purposes of the Securities Act of 1933, as amended. The underwriters may resell the securities in one or more transactions (including block transactions), at negotiated prices, at a fixed public offering price or at varying prices determined at the time of sale. We will include the names of the managing underwriter(s), as well as any other underwriters, or the names of any agents, and the terms of the transaction, including the compensation the underwriters or agents and dealers will receive, in our prospectus supplement. We will also describe the principal terms of the underwriting agreement or other agreement relating to the offering.

If we use a dealer who is helping us find purchasers, we will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors, without using agents or underwriters. If we do that, we will describe the terms of our direct sales in the applicable prospectus supplement.

LEGAL MATTERS

K&L Gates LLP, New York, New York, or other counsel selected by the Company with regard to a particular offering, who will be named in the prospectus supplement relating to that offering, will pass upon the validity of any securities we offer by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You can call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s Internet Web site at www.sec.gov.

INCORPORATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be an important part of this prospectus. We are incorporating by reference in this prospectus the following documents which we have previously filed with the SEC (other than any portions of the Current Reports on Form 8-K that were furnished pursuant to Item 2.02 or 7.01 of Form 8-K or other applicable SEC rules):

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

(b)	our Current Report on Form 8-K dated January 21, 2014;

(c)	our Proxy Statement on Schedule 14A filed on April 9, 2014, relating to our 2014 Annual Meeting of Stockholders; and

(d)	the description of our common stock set forth in our Registration Statement on Form 8-A (File No. 000-19450), filed with the Securities and Exchange Commission on January 11, 2006, including any subsequent amendments or reports filed for the purpose of updating such description.

Whenever after the date of the initial registration statement of which this prospectus is a part, and prior to the termination of any offering made by this prospectus, we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, as amended, those reports and documents will be deemed to be part of this prospectus from the time they are filed. Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Nothing in this prospectus will be deemed to incorporate information furnished by us on Form 8-K that under the rules of the SEC, is not deemed “filed” for purposes of the Securities Exchange Act.

You may request, without charge, a copy of any incorporated document (excluding exhibits, unless we have specifically incorporated an exhibit in an incorporated document) by writing or telephoning us at our principal executive offices at the following address:

Sterling Construction Company, Inc.

Attention: Brian Manning

20810 Fernbush Lane

Houston, Texas 77073

(281) 821-9091

2,100,000 Shares

Sterling Construction Company, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

D.A. Davidson & Co.